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                                                                       EXHIBIT 5


                                  May 30, 1997



Metromail Corporation
360 East 22nd Street
Lombard, Illinois 60148

     Re:  Metromail Corporation
     Registration Statement on Form S-8
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Ladies and Gentlemen:

     We have acted as counsel for Metromail Corporation, a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") relating to 300,000 shares of common stock, par value $.01 per share, of the Company ("Common Stock"), together with 300,000 Preferred Stock Purchase Rights of the Company (the "Rights") associated therewith, to be offered to participants in the Company's 1997 Employee Stock Purchase Plan (the "Plan"). The terms of the Rights are set forth in the Rights Agreement dated as of February 24, 1997 (the "Rights Agreement") between the Company and American Stock Transfer and Trust Company, as Rights Agent.

     We are familiar with the Third Restated Certificate of Incorporation and the By-laws of the Company and all amendments thereto and resolutions of the Board of Directors of the Company relating to the Plan and the Registration Statement.

     In this connection, we have examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and others, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.
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     Based upon the foregoing, we are of the opinion that:

     1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

     2. Each share of Common Stock will be legally issued, fully paid and nonassessable when: (i) the Registration Statement shall have become effective under the Securities Act; (ii) such share of Common Stock shall have been duly issued and sold in the manner contemplated by the Plan; and (iii) a certificate representing such share shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof against payment of the agreed consideration therefor (not less than the par value thereof) in accordance with the Plan.

     3. The Rights associated with the newly issued shares of Common Stock referred to in paragraph 2 will be legally issued when such Rights have been duly issued in accordance with the terms of the Rights Agreement and such associated shares have been duly issued and paid for as set forth in paragraph 2.

     We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to the application of the securities or blue sky laws of the various states to the sale of shares of common stock.

     This opinion is limited to the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Sidley & Austin